Exhibit 10.9

Execution Copy

DPAC Technologies Corp.

Co-Sale Agreement

Dated as of January 31, 2008

Co-Sale Agreement

This CO-SALE AGREEMENT dated as of January 31, 2008 (the “Agreement”) by and among DPAC Technologies Corp., a California corporation (the “Company”), Development Capital Ventures, LP, a Delaware limited partnership (“DCP”), William Roberts, an individual, and Steven D. Runkel, an individual (together with any future holder of Shares, individually, a “Shareholder” and collectively, the “Shareholders”), and Canal Mezzanine Partners, L.P., a Delaware limited partnership (the “Holder”), is provided for and entered into pursuant to the Senior Subordinated Note and Warrant Purchase Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and between the Company, Quatech, Inc., an Ohio corporation and wholly owned subsidiary of the Company, and the Holder. The Company, the Shareholders and the Holder are referred to collectively as the “Parties” and individually as a “Party”.

This Agreement is one of the “Related Documents” referred to in the Purchase Agreement.

In consideration of their mutual promises set forth in this Agreement and the Purchase Agreement, the Parties hereby agree as follows:

Section 1. Definitions. All capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Glossary of Defined Terms attached to the Purchase Agreement, which definitions are, to the extent applicable, incorporated in this Agreement by reference.

Section 2. Sales by Shareholders.

2.1 Notice of Purchase Offers. If (i) any Shareholder (a “Selling Shareholder”) receives or solicits, and proposes to accept one or more Purchase Offers for an amount of Shares in excess of fifty percent (50%) of such Selling Shareholder’s Fully Diluted Shares or (ii) any Shareholders (the “Selling Shareholders”) receive or solicit, and propose to accept one or more Purchase Offers which collectively result in the Transfer of greater than fifty percent (50%) of the Fully Diluted Shares of such Selling Shareholders, then such Selling Shareholder(s) shall provide notice to the Holder of the terms and conditions of such Purchase Offer (the “Notice of Purchase Offer”) at least twenty (20) Business Days prior to the proposed date of consummation of such Purchase Offer.

2.2 Right to Participate. The Holder shall have the right, exercisable upon written notice to the Selling Shareholder(s) within ten (10) Business Days after receipt of the Notice of Purchase Offer, to participate in such Purchase Offer on the same (or, in the case of Convertible Securities, equivalent) terms and conditions as set forth in the Notice of Purchase Offer. If the Holder exercises its right of participation granted by this Agreement, the number of securities that such Selling Shareholder(s) may sell pursuant to such Purchase Offer shall be reduced in the manner provided below. The right of participation of the Holder shall be subject to the following terms and conditions:

(a) The Holder may sell that number of its Shares (and equivalent Convertible Securities) in the Purchase Offer as shall be equal to the product obtained by multiplying (i) the aggregate number of Shares (and equivalent Convertible Securities) subject to the Purchase Offer by (ii) a fraction (A) the numerator of which is the number of Shares (and equivalent Convertible Securities) at the time owned by the Holder, and (B) the denominator of which is the sum of (x) the number of Shares (and equivalent Convertible Securities) at the time owned by the Selling Shareholder(s), and (y) the number of Shares (and equivalent Convertible Securities) then owned by the Holder. For purposes of making such computation, the number of Shares owned by the Holder shall be deemed to include the number of Warrant Shares into which the Warrant is then exercisable.

(b) If the Holder elects to participate in the Purchase Offer, it shall deliver to the Selling Shareholder(s) for Transfer to the purchaser one or more certificates, properly endorsed for Transfer, free and clear of all adverse claims, that represent the number of Shares (and equivalent Convertible Securities) the Holder elects to sell pursuant to this Agreement. Such certificates shall be delivered to the Selling Shareholder(s) no later than two (2) Business Days prior to the date set for consummation of the Purchase Offer.

2.3 Consummation of Purchase Offer. The certificate or certificates delivered to the Selling Shareholder(s) pursuant to Section 2.2 shall be Transferred by the Selling Shareholder(s) to the purchaser in consummation of the Purchase Offer pursuant to the terms and conditions specified in the Notice of Purchase Offer delivered to the Holder. The Selling Shareholder(s) shall promptly thereafter remit to the Holder that portion of the sale proceeds that equals (i) the purchase price per share or share equivalent, multiplied by (ii) the number of share or share equivalents sold by the Holder in connection with such Purchase Offer.

2.4 Ongoing Rights. The exercise or non-exercise by the Holder of its right to participate in one or more Purchase Offers hereunder shall not adversely affect the Holder’s right to participate in subsequent Purchase Offers pursuant to this Agreement.

2.5 Permitted Exceptions. The participation rights of the Holder hereunder shall not apply to (i) any bona fide gift by a Shareholder, or (ii) Transfer of securities to the spouse or descendants of a Shareholder or any trust established for the benefit of the Shareholder or his spouse or descendants; provided that the Shareholder shall give prior written notice to the Holder of such gift or other Transfer and the donee or transferee shall become a party to and be bound by, and comply with, all provisions of this Agreement.

Section 3. Prohibited Transfers. If a Shareholder engages in a Prohibited Transfer, the Holder, in addition to such other remedies as may be available at law or in equity, shall have the right to sell to the Shareholder engaging in such Prohibited Transfer that number of Shares or Convertible Securities owned by the Holder which shall be equal to the number of shares the Holder would have been entitled to Transfer to the purchaser in the Prohibited Transfer. Such sale shall be made on the following terms and conditions:

(a) The price per share at which such Shares or Convertible Securities shall be sold to the Shareholder shall be equal or equivalent to the price per share paid by the purchase offeror to the Shareholder in the Prohibited Transfer. The Shareholder shall also reimburse the Holder for any and all reasonable fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Holder’s rights under this Section.

(b) Within twenty (20) Business Days after the earlier of the date on which the Holder (i) receives notice from a Shareholder of a Prohibited Transfer, or (ii) otherwise becomes aware of a Prohibited Transfer, the Holder shall, if it determines in its sole discretion to exercise its sale rights pursuant to this Section, deliver to the Shareholder engaging in the Prohibited Transfer the certificate or certificates representing the securities to be sold hereunder free and clear of all adverse claims and properly endorsed for Transfer.

(c) The Shareholder engaging in the Prohibited Transfer shall, upon receipt of the certificate or certificates for the Shares or Convertible Securities to be sold by the Holder hereunder, pay the aggregate purchase price therefor plus the amount of reimbursable fees and expenses, as specified above, by wire transfer of immediately available funds or certified or cashier’s check made payable to the order of the Holder.

(d) Notwithstanding the foregoing, any attempt to Transfer securities of the Company in violation of the terms of this Agreement shall be void and the Company agrees it will not affect such a Transfer nor will it treat any proposed transferee as the holder of such securities without the written consent of the Holder.

Section 4. Legend. Each certificate representing Shares or Convertible Securities of the Company now or hereafter owned by the Shareholders shall be endorsed by the Company with the following legend:

THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN CO-SALE AGREEMENT BY AND BETWEEN THE HOLDER AND OTHER PARTIES. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

The legend required by this Agreement shall be removed from any certificate upon the earlier of the termination of this Agreement or the date upon which the provisions of this Agreement are no longer applicable to the securities represented by such certificate.

Section 5. Termination. The rights of the Holder and the obligations of the Shareholders and the Company under this Agreement shall terminate upon the earliest to occur of the following events:

(a) a Qualified Public Offering; or

(b) the Holder ceases to own any Holder’s Shares.

Section 6. Other Obligations of the Company. The Company agrees to use reasonable best efforts to enforce the terms of this Agreement, to inform the Holder of any breach hereof and to assist the Holder in the exercise of its rights hereunder.

Section 7. Increase in Authorized Shares of Common Stock. The Company hereby agrees, as soon as practical following the date hereof, to take appropriate shareholder action to increase the number of authorized shares of common stock of the Company to provide a sufficient amount of shares of common stock of the Company reserved for issuance upon conversion of (i) the Warrant issued to the Purchaser pursuant to the Purchase Agreement and (ii) the Series A Preferred Stock (the “Preferred Stock”) issued to DCP pursuant to that certain Subscription Agreement dated December 17, 2007 between the Company and DCP (the “Subscription Agreement”). DCP hereby agrees to vote all of its Shares in favor of such an increase in the number of authorized shares of common stock of the Company. The Company and DCP each agrees to execute and deliver such further documents and instruments and to do such further acts and things as may be necessary or desirable to carry out the intent and purposes of this Agreement.

Section 8. Miscellaneous. The provisions of Section 12 of the Purchase Agreement are applicable to this Agreement and are incorporated by reference in this Agreement.

[signatures appear on following page]

IN WITNESS WHEREOF, the Parties have caused this Co-Sale Agreement to be executed and delivered effective as of the date first written above.

Company:		Holder:

DPAC TECHNOLOGIES CORP. a California corporation		CANAL MEZZANINE PARTNERS, L.P., a Delaware limited partnership

By:	/s/ Steven D. Runkel	By:	Canal Mezzanine Management, LLC,
	Steven D. Runkel, Chief Executive Officer and President		an Ohio limited liability company
		Title:	General Partner

			By:	Canal Holdings, LLC, an Ohio limited liability company
Shareholders:			Title:	Managing Member

/s/ Steven D. Runkel				By:	/s/ Shawn M. Wynne
Steven D. Runkel				Title:

/s/ William Roberts
William Roberts

DEVELOPMENT CAPITAL VENTURES, L.P.

By:	DCC Operating, Inc., General Partner

By:	/s/ Donald L. Murfin
Donald L. Murfin, Executive Vice President

Signature Page to Co-Sale Agreement